Immediate Release
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Ken Lamb: (248) 754-0884

BORGWARNER PROJECTS MID-SINGLE DIGIT NET NEW BUSINESS GROWTH OVER THE NEXT THREE YEARS

EXPECTS NET SALES GROWTH OF APPROXIMATELY 13% TO 18% AND NET EARNINGS OF $3.11 TO $3.32 PER DILUTED SHARE IN 2016 BOLSTERED BY REMY ACQUISITION

PROVIDES NET SALES AND NET EARNINGS GUIDANCE FOR FIRST QUARTER 2016

Auburn Hills, Michigan, January 13, 2016 - BorgWarner Inc. (NYSE: BWA), a leading provider of highly engineered engine and drivetrain components and systems that help improve fuel efficiency, emissions and vehicle performance, today announced its three-year net new business, its guidance for full year 2016 and its guidance for first quarter 2016.

Three-Year Net New Business
The company expects net new business to drive a compound annual growth rate of 4 to 6 percent from 2015 through 2018:

•	Net new business within a range of $230 million to $390 million in 2016, $410 million to $590 million in 2017 and $460 million to $670 million in 2018.

•	Asia, the Americas and Europe are expected to account for approximately 44%, 38% and 18% of the total over the three-year period, respectively.

◦	Approximately 32% is expected in China.

◦	Approximately 30% is expected with the North American domestic OEMs.

•	Approximately 70% from engine-related products such as turbochargers, ignition systems, emissions products, engine timing systems including variable cam timing devices and thermal systems.

•
Approximately 30% from drivetrain-related products including all-wheel drive systems, the company’s fuel-efficient DualTronic® transmission technology and its traditional automatic transmission products.

Full Year 2016 Guidance
The company also provided its initial guidance for full year 2016:

•	Net sales growth of 13.2% to 18.3% compared with the midpoint of 2015 net sales guidance of $7,848 million.

◦	Foreign currencies are expected to lower sales by $177 million to $59 million, or -2.3% to -0.8%.

◦	The Remy acquisition is expected to increase sales by $1,020 million to $1,060 million, or 13.0% to 13.5%.

◦	Excluding the impact of weaker foreign currencies and the Remy acquisition, net sales growth is expected to be 2.5% to 5.5%.

•	Net earnings of $3.11 to $3.32 per diluted share.

◦	The Remy acquisition is expected to increase earnings by approximately $0.13 per diluted share.

◦
Excluding the impact of the Remy acquisition, net earnings are expected to be $2.98 to $3.18 per diluted share, up 0.2% to 6.7% compared with the midpoint of 2015 net earnings guidance of $2.95 to $3.00 per diluted share, excluding non-recurring items.

▪	Foreign currencies are expected to lower net earnings by $0.07 to $0.02 per diluted share, or -2.3% to -0.6%.

•	Operating income as a percentage of net sales above 12%.

◦	The Remy acquisition is expected to lower operating income as a percentage of net sales by approximately 100 basis points.

◦	Excluding the impact of the Remy acquisition, operating income, as a percentage of net sales, is expected to be above 13%.

•	Effective tax rate of approximately 30%.

•	Free cash flow within a range of $400 million to $475 million.

•	Share repurchases of $200 million to $300 million.

First Quarter 2016 Guidance
The company also provided guidance for first quarter 2016:

•	Net sales growth of 8.3% to 13.3% compared with first quarter 2015 net sales of $1,984 million.

◦	Foreign currencies are expected to lower sales by $76 million to $47 million, or -3.8% to -2.4%.

◦	The Remy acquisition is expected to increase sales by $247 million to $257 million, or 12.4% to 13.0%.

◦	Excluding the impact of weaker foreign currencies and the Remy acquisition, net sales growth is expected to be -0.3% to 2.7%.

•	Net earnings of $0.75 to $0.79 per diluted share.

◦	The Remy acquisition is expected to increase earnings by $0.03 per diluted share.

◦
Excluding the impact of the Remy acquisition, net earnings are expected to be $0.72 to $0.76 per diluted share, down -8% to -2% compared with first quarter 2015 net earnings of $0.78 per diluted share, excluding non-recurring items.

•	Operating income as a percentage of net sales over 12%.

◦	Excluding the impact of the Remy acquisition, operating income, as a percentage of net sales, is expected to be above 13%.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 57 locations in 18 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.